Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Revolution Lighting Technologies, Inc. of our reports dated March 8, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Revolution Lighting Technologies, Inc., appearing in the Annual Report on Form 10-K of Revolution Lighting Technologies, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Stamford, Connecticut

May 9, 2018